[LETTERHEAD OF SPEARS, MOORE, REBMAN & WILLIAMS]




                                                          February 13, 1996





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



            Re:  Application on Form U-1 of AGL Resources, Inc.
                 and Atlanta Gas Light Company (File Number 70-8749)

Gentlemen:

          We have acted as special Tennessee counsel to Atlanta Gas Light

Company (the "Company") and its wholly owned subsidiary, Chattanooga Gas

Company ("Chattanooga"), in connection with the transactions described in the application on Form U-1 (the "Application") which was filed with the Securities and Exchange Commission (the "Commission") on November 27, 1995 by the Company

and AGL Resources, Inc. ("Resources").  In the Application, Resources and the

Company request an order of the Commission under the Public Utility Holding

Company Act of 1935, as amended (the "Act"), authorizing Resources, pursuant to

Sections 9(a)(2) and 10 of the Act, to acquire all of the outstanding shares of common stock of the Company and indirectly all of the outstanding shares of common stock of Chattanooga.  In connection with the formation of a holding company as reflected in the Application, the applicants request an exemption for Resources (and each subsidiary company of Resources) and the Company (and each subsidiary of the Company) from all provisions of the Act, except for

Section 9(a)(2) thereof.

          The opinion hereafter set forth is given to the Commission at the request of the Company in connection with the Application and pursuant to item

F of the Instructions as to Exhibits to Form U-1.  The opinion rendered by this firm consists of the opinion set forth in the sixth paragraph of this letter

(our "Opinion") and no opinion is implied or to be inferred beyond such matters.  Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.  Our

Opinion is furnished solely for the benefit to the Commission and solely with regard to the Application and may not otherwise be relied upon, used, quoted or referenced to by, or filed with, any other person or entity without our prior written consent.

          In rendering our Opinion, we have examined such agreements,

documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion.  In making all of our examinations, we assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity to the original documents of all documents submitted to us as copies and the due execution and delivery of all documents by any persons or entities other than the Company or

Resources where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

          In rendering our Opinion, we have relied upon a letter from H. Edward

Phillips, III, Associate Counsel of the Tennessee Public Service Commission

(the "TPSC") dated January 22, 1996 (the "TPSC Letter"), a copy of which is attached to this letter and, as to various factual matters that are material to our Opinion, we have relied upon the factual statements set forth in a certificate of officers of the Company.  We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

          The members of this firm are admitted to the Bar of the State of

Tennessee and are duly qualified to practice in that state.  We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Tennessee that are now in effect and that,

in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the Application.  Our Opinion is based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

          Based upon and subject to the foregoing, if the transactions contemplated in the Application are consummated as set forth in the Application and in accordance with the Plan and a final order of the Commission is issued as requested in the Application, we are of the Opinion Resources will not be a public utility over which the Tennessee Public Service Commission will exercise jurisdiction and will not be regulated in Tennessee.

          We hereby consent to the filing of this opinion as an exhibit to the

Application.



                                          Very truly yours,

                                          /s/ Spears, Moore, Rebman & Williams


                                          SPEARS, MOORE, REBMAN & WILLIAMS



WLT:jb
Enclosure
SEC.AGL

               [LETTERHEAD OF TENNESSEE PUBLIC SERVICE COMMISSION]




                                                              January 22, 1996


Via Facsimile Transmission - (423) 756-4801

Mr. William L. Taylor, Jr., Esq.
Spears, Moore, Rebman & Williams
801 Pine Street, P.O. Box 1749
Chattanooga, Tennessee  37401-1749

            In re:  Formation of Holding Company by Atlanta Gas Light

Dear Mr. Taylor:

          In response to your letter of inquiry dated January 18, 1996, regarding the above-referenced matter, I am of the opinion that the Tennessee Public Service Commission is not required by statute or any Commission enactment to approve the formation of a holding company for Atlanta Gas Light.

          It is my understanding from your letter and our telephone conversation of January 17, 1996, Atlanta Gas Light's Tennessee subsidiary, Chattanooga Gas will not be affected by the formation of a holding company for Atlanta Gas Light. Further, based on your representations to me, It is my understanding that Chattanooga gas will continue to operate under the same name, as well as maintain the same assets that existed prior to the formation of this holding company.

          Therefore, in light of the above information, the Tennessee Public Service Commission has no jurisdiction over this matter. Please call my office if you have any additional questions.


                                          Very truly yours,

                                          /s/ H. Edward Phillips, III


                                          H. Edward Phillips, III
                                          Associate Counsel



cc:  Dianne F. Neal, Esq.
     Eddie Roberson, Jr.